UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006 (November 27, 2006)

CrossPoint Energy Company

(Exact name of registrant as specified in its charter)

Nevada	000-51699	98-0434381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Network Blvd., Suite 810, Frisco, TX 75034

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (972) 818-1100

Electrum Mining Limited
808 Nelson Street, Suite 2103
Vancouver, British Columbia
Canada V6Z 2H2

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on July 7, 2006, CrossPoint Energy Company, formerly known as Electrum Mining Limited (the “Company”) entered in to an Agreement and Plan of Merger with CrossPoint Energy, LLC (“CrossPoint LLC”), CrossPoint Acquisition, LLC and Grove Crosspoint Investments LLC, pursuant to which CrossPoint LLC was to merge with and into CrossPoint Acquisition, LLC (the “Merger). On November 27, 2006 the Merger was completed.

In connection with the Merger, the Company adopted the following agreements:

The 2006 Equity Incentive Plan (the “Plan”):

The following is a summary of the Plan and its operation. The summary is not a complete description of all of the Plan’s provisions and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.1 hereto.

    Purpose of the Plan. The purpose of the Plan is to foster and promote long-term financial success of the Company and its subsidiaries, and thereby increase stockholder value. The Plan provides for the award of equity incentives to those employees, directors, or officers of, or key advisors or consultants to, the Company or any of its subsidiaries who are responsible for or contribute to the management, growth or success of the Company and its subsidiaries.

Administration of the Plan. The compensation committee of the board of directors of the Company, or another committee as may be appointed by the board of directors of the Company, will administer the Plan. If there is no committee appointed to administer the Plan, the whole board of directors will administer the Plan. As long as the Company has shares of common stock registered with the Securities and Exchange Commission, the committee administering the Plan will consist of two or more non-employee directors of the Company.

The committee has the authority to interpret the provisions of the Plan and to decide all questions of fact arising in the application of the Plan. Except as otherwise provided in the terms of the Plan, the committee has the power to select the participants to be granted awards; to determine whether and to what extent awards should be made; to determine what type of awards will be granted; and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of awards, including the time and conditions of exercise or vesting.

Shares Subject to the Plan. The Company will reserve 3,564,844 shares of common stock for the granting of awards under the Plan. The maximum number of shares that may be issued upon the exercise of incentive stock options granted under the Plan may not exceed the limits under Internal Revenue Service Code Section 422.

Adjustment of Shares. The number of shares available under and subject to the Plan, and each share reserved for issuance under the plan, are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the Company’s common stock. Any shares of the Company common stock related to awards that terminate by expiration, forfeiture, cancellation or otherwise will be available again for grant under the Plan.

Eligibility to Receive Awards. An award may be granted under the Plan to any employee, director, or officer of, or key advisor or consultant to, the Company or any of its subsidiaries who is responsible for or contributes to the management, growth or success of the Company or any subsidiary. The committee has the sole authority to select the persons to whom an award is granted.

Types of Awards. The committee may elect to grant any one or more of the following awards under the Plan:

•	incentive stock options;
•	non-qualified stock options;
•	stock appreciation rights;
•	restricted stock awards;
•	stock bonus awards; or
•	other stock-based awards.

Pricing of Options. The committee determines the exercise price for each option, but may not be less than 110% of the fair market value of the Company common stock on the date of grant if the option is an incentive stock option, or less than 100% of the fair market value of the Company common stock on the date of grant if the option is a non-qualified stock option. Notwithstanding the foregoing, the Company may, in exchange for options for CrossPoint membership interests outstanding immediately prior to the merger with CrossPoint, issue options with an exercise price less than 100% of the fair market value of the Company common stock on the date of grant.

Exercise of Options. Each option award will state the period of time a stock option may be exercised, and that period of time will be determined by the committee but may not be more than ten years from the date of grant. The committee may permit an option holder to exercise an option by payment of the exercise price in cash or by check, bank, draft or money order payable to the order of the Company, by delivering mature shares of common stock having a fair market value on the date of payment equal to the amount of the exercise price, or by delivery of an executed irrevocable option exercise form together with irrevocable instructions from the option holder to a broker or dealer to sell certain of the shares of common stock purchased upon the exercise of the option and promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price of the option (plus any tax withhold obligations). The committee has the power to permit the acceleration of the term of a stock option exercise, as the committee deems appropriate.

Termination of Service. If an option holder’s service with either the Company or any of its subsidiaries is terminated by reason other than death or disability, any rights that the option holder may have under any option grant will immediately terminate; provided however that the option holder will have the right to exercise the option, to the extent that the option was exercisable at the time of the termination of the option holder’s service, until the earlier of the date that is three months after the date of the termination of the option holder’s service (or another date determined by the committee) or the expiration of the term of the option. If the option holder’s service with either the Company or any of its subsidiaries is terminated by reason of death or disability, the option holder or his or her successor shall be fully vested in the option and will have the right to exercise the option within the next twelve months following the death or disability, or within any other period as determined by the committee, but not later than the expiration of the term of the option.

Incentive Stock Options. No incentive stock option may be granted to any employee if, at the time of the grant, the employee owns more than 10% of the combined voting power of all classes of stock in the Company, unless at the time of the grant the exercise price is at least 110% of the fair market value of the Company common stock on the date of grant and the incentive stock option is not exercisable after the expiration of five years from the date of grant. In addition, to the extent that the aggregate fair market value of the common stock underlying incentive stock options granted to any one person exceeds $100,000 in any calendar year, the excess option will be treated as non-qualified stock options.

Conversion of Director Fees. The board of directors of the Company may permit any director that is not employed by the Company, any of its subsidiaries, or any company that owns more than 50% of the stock of the Company, to receive all or a portion of his or her annual retainer fee, any fees for attending meetings of the board of directors or committees of the board of directors, committee chairmanship fees or any other fees payable to that director in the form of a stock option. The terms and conditions of such a stock option, including the method for converting the fees into a stock option and the vesting schedule, if any, will be determined by the board of directors of the Company.

Stock Appreciation Rights. Stock appreciation rights granted under the Plan entitle an award holder to receive an amount equal to the increase in the fair market value of shares of the Company common stock. The committee shall determine the term of each stock appreciation right, but the term may not be for longer than ten years from the date of grant. The committee may permit an acceleration of previously established exercise terms, as the committee deems appropriate. The rights of a holder of stock appreciation rights in the event of the termination of that holder’s service with the Company are the same as holders of stock options.

Restricted Stock. The committee may grant a participant a number of shares of restricted stock as determined by the committee in its sole discretion. In addition to any vesting conditions determined by the committee, and except as otherwise provided in a written award agreement, if the holder’s service with the Company or its subsidiaries terminates for any reason, other than for death or disability, any rights the holder has in the restricted stock award that remain subject to restrictions will immediately terminate. Unless otherwise provided in the written award agreement, if a holder’s service terminates by reason of death or disability, all remaining shares of restricted stock shall no longer be subject to any unlapsed restrictions.

Loans. The committee may provide for loans to persons in connection will all or any part of an award under the Plan. Any loan made must be evidenced by a loan agreement, promissory note or other instrument, and each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

Nontransferability. No award under the Plan is assignable or transferable by a holder of the award except by will, by the laws of descent and distribution and by any other means as the committee may approve from time to time. All awards may be exercised, during an award holder’s lifetime, only by the award holder. However, with the committee’s approval, an award holder may transfer a non-qualified stock option for no consideration to or for the benefit of the holder’s immediate family.

Amendment and Termination. The Company board of directors may terminate or amend the Plan at any time without stockholder approval, unless stockholder approval is required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, applicable stock exchange or quotation system rules, applicable Internal Revenue Code provisions, or other applicable laws or regulations. No amendment or termination may affect an award in any material adverse may without the consent of the award recipient.

Change of Control. In the event of a change of control of the Company, each award holder will have the rights set forth in his or her individual award agreement or such other rights as may be determined by the incumbent board of directors, in its sole discretion, prior to the change of control.

New Plan. Because the Plan is a new benefit plan, no current executive officers, directors, employees, or other individuals currently have awards granted under the Plan. In addition, because awards under the Plan are discretionary, future awards, or awards that would have been granted historically if the Plan had been previously adopted, are generally not determinable at this time.

Employment Agreements

On November 27, 2006, the Company entered into an Employment Agreement with Daniel F. Collins, a copy of which is attached hereto as Exhibit 10.2. To the extent applicable, the information provided under Item 2.01 below is incorporated herein by reference.

On November 27, 2006, the Company entered into an Employment Agreement with Jeffrey A. Krakos, a copy of which is attached hereto as Exhibit 10.3. To the extent applicable, the information provided under Item 2.01 below is incorporated herein by reference.

Credit Agreement

On September 2, 2005, CrossPoint Energy Holdings, LLC entered into a Credit Agreement with D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent, and the lenders that are signature parties thereto (the “Credit Facility”). As a result of the completion of the Merger, CrossPoint Energy Holdings, LLC became an indirect wholly-owned subsidiary of the Company.

The Credit Facility provides for an aggregate loan commitment of up to $40,000,000 for the development of oil and natural gas projects consistent with a development plan agreed to by the administrative agent and CrossPoint Energy Holdings, LLC. The interest rate charged on borrowings is equal to the prime rate, plus 5.50% per annum.

The Credit Facility contains financial covenants, including setting a maximum total debt to EBITDA ratio, a minimum current ratio, and a minimum reserve to total debt ratio. The Credit Facility also contains customary affirmative covenants, including use of proceeds, notice of default, compliance with laws, and furnishing of financial statements.

The Credit Facility contains customary events of default, including the failure to make payments in connection with the Credit Facility when due, materially incorrect representations and warranties, breaches of covenants, and events of bankruptcy.

The Credit Facility is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Indemnification Agreement

Mr. Collins and Mr. Krakos (together with their respective spouses) personally guaranteed Dallas Operating Corp.’s P5 operator guaranty for all CrossPoint LLC wells with the Texas Railroad Commission. On February 15, 2006 Mr. Collins and Mr. Krakos (along with their respective spouses) entered into an indemnification agreement with CrossPoint LLC whereby CrossPoint LLC (and post-Merger CrossPoint Acquisition, LLC) will indemnify Mr. Collins, Mr. Krakos and their respective spouses if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties. The Company is currently in the process of obtaining the release of such guaranties in exchange for a guaranty by the Company.

The Indemnification Agreement is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Form of Convertible Debt and Form of Warrant

To the extent applicable, the information provided under Item 2.01 with respect to the form of convertible debt and form of warrant issued by the Company in connection with the Merger is incorporated by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 27, 2006, the Merger was completed and CrossPoint LLC was merged with and into CrossPoint Acquisition, LLC. Pursuant to the Merger, the Company acquired 100% of the outstanding membership interests in CrossPoint LLC, and issued, as consideration to the security holders of CrossPoint LLC, aggregate consideration of 16,451,667 shares of Company common stock, debt convertible into 5,051,667 shares of Company common stock, and warrants to acquire 2,525,833 shares of Company common stock.

The warrants issued are each exercisable into 0.25 shares of common stock in the Company, with an exercise price per share of $1.95, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the exercise price of the warrant, and other similar transactions. Each warrant expires on June 30, 2011. The warrants provide that in the event that at any time after the one year anniversary of the date of issuance of that warrant there is no effective registration statement on file covering the resale of the common stock underlying that warrant, the holder of the warrant may exercise that warrant by means of a “cashless exercise.” In addition, each warrant allows the Company to call for the cancellation of all, or any part, of the warrants if, after one year and 180 days after a registration statement covering the resale of the common stock underlying the warrants is effective, the volume weighted average price for 20 out of 30 consecutive trading days exceeds $3.00 (subject to adjustment for stock splits, stock dividends and similar transactions) and the daily dollar trading for that period exceeds $100,000 per trading day.

Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009. The conversion price is $1.75, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the conversion price, and other similar transactions. The interest payable on each convertible note is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. During the period beginning on the consummation of the Merger and ending on the third business day after December 31, 2007, the Company may pay the interest on the convertible note in the form of shares of common stock. In addition, at any time prior to the maturity date of each convertible note and so long as the Company has on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, the Company may prepay the convertible notes, in whole and not in part, by payment of 110% of the principal amount then outstanding.

Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement.

Each of the following items are considered events of default under the convertible notes, upon the occurrence of which a holder may either declare all of the outstanding principal and accrued and unpaid interest due and payable, or pursue any other remedies entitled to the holder at law or in equity:

•	The Company defaults in the payment of the principal or interest which that principal or interest becomes due and payable;
•
The Company fails to pay, to perform or to observe any obligation, agreement, covenant, term or condition contained in the convertible note, and such failure is not cured within 30 days after notice of the event;

•
The Company declares bankruptcy or voluntarily agrees to the filing of any bankruptcy, arrangement or reorganization petition, the Company admits in writing of its inability to pay debts generally as they become due, a receiver is appointed for all or a material part of the Company’s assets, or the filing of any involuntary petition to reorganize or liquidate the Company, which petition is not dismissed or stayed within 30 days;

•
The amount of senior debt outstanding by the Company exceeds the greater of (i) $12,000,000 or (ii) an amount equal to 3.5 times the annualized earnings before interest, taxes, depreciation, amortization and exploration expenses of the Company for the most recently completed calendar quarter; and

•
The Company issues any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent, other than certain senior debt and purchase money indebtedness secured only by the asset purchased.

The form of convertible debt issued in connection with the Merger is attached hereto as Exhibit 10.6, and is incorporated herein by reference. The form of warrant issued in connection with the Merger is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Description of Business and Properties

The Company was incorporated in the State of Nevada on August 4, 2004 as “Electrum Mining Limited.” Effective November 21, 2006, the Company changed its name to “CrossPoint Energy Company.

Business Prior to Merger:

Prior to completing the Merger the Company was a start-up, exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. Since inception, the Company has had no revenues, has achieved losses, and has had no operations. On September 30, 2004, the Company signed an agreement to purchase a mineral property containing 20 mining claims in Yukon Territories, Canada by purchase agreement with Xennex Development Corporation, a non-affiliated third party, and our primary focus of activity has been on this property. As of June 29, 2006, the Company transferred these mining claims to Douglas Scheving (our former President and Director) in consideration of the cancellation of $27,000 owed by us to Lloyd Dedemus (our former Director). Prior to the Merger the Company’s business offices were located at 808 Nelson Street, Suite 2103, Vancouver, British Columbia, Canada, and its telephone number was (604) 684-7619.

Business After Merger:

As a result of the closing of the Merger, the Company is changing its operations to those of CrossPoint LLC. CrossPoint LLC was formed in the fourth quarter of 2004, and has two subsidiaries. One is CrossPoint Energy Holdings, LLC which was created to facilitate a mezzanine debt facility with Petrobridge Investment Management, LLC in September 2005. The other is Dallas Operating Corp. (“DOC”), which was a stand alone business prior to becoming a subsidiary of CrossPoint LLC in 2005. DOC is an established service company, engaged in oil and gas operations for third parties, strategically to add to CrossPoint’s cashflow and/or reserve base.

Our drilling activities, which are conducted in our subsidiary CrossPoint Energy Holdings, LLC, focus primarily on internally generated prospects utilizing its significant technological skills, and, opportunistically, on third party prospects and the acquisition of producing oil and gas assets. Our strategy for growth is to drill and develop relatively lower and moderate risk properties which contain as an upside, certain higher risk, very prolific reserves. We have many additional prospects identified for future drilling and development, which are in various stages of evaluation, land and leasing and assimilation. The Company’s initial development and exploration activities have been exclusively in the onshore continental United States, with its initial properties located in East and Southeast Texas.

After the completion of the Merger, the Company has 11 employees, 10 of which are full time employees.

Hoskins Dome, Brazoria County, Texas

The Company owns and operates certain oil and gas wells on the Hoskins Dome Project. Additionally, we may earn between 40.625% and 100% working interest in all new wells drilled on the 12,295 gross acre farmout area. Available net revenue interests attributable to such working interests range between 28.4375% and 75% for these new wells. The Company owns approximately 65% of 101 square miles (64,640 gross acres) of proprietary 3D Seismic data over the Hoskins Dome Project area. The Hoskins Dome Project contains a historically significant oil field that has been underdeveloped and contains numerous development and exploration projects. The opportunities include multi-million barrel oil potential reservoirs (4,200-6,500’ zones) and possibly deeper gas sands with significant reserve potential. The Company has drilled three wells and completed two wells, and is presently evaluating additional wells to be drilled. We have identified and prepared more than fifteen (15) separate prospects on the Hoskins Dome Project for future drilling and development. Each prospect may contain one to five wells, depending upon well results and other factors. Our technical staff is working with Chevron, the primary fee land owner, regarding all aspects of the future development of the project. Chevron and XTO are non-operating working interest owners in the project.

Elkhart Dome Project, Anderson County, Texas

The Elkhart Dome Project, located in East Texas in Anderson County, is primarily an exploration and development play with considerable reserve potential. The Company owns a 40.375% working interest, and approximately 31% net revenue interest in, and is the operator of the Elkhart Dome Project, which comprises approximately 1,600 gross leasehold acres on the crest and southern flank of Elkhart Salt Dome. We have drilled and completed three wells on the Elkhart Prospect, are currently drilling a fourth well, with a fifth well planned to commence within the next 30 days. Numerous prospective pay zones targeted at Elkhart include Wilcox, Navarro, Woodbine, Rodessa, Pettet and Travis Peak. Our development plan for the Elkhart Dome Project includes the drilling of numerous wells to various depths, targeting multiple zones which have produced significant reserves on Elkhart Dome and/or regionally. The Company is presently preparing two additional drillsites and has evaluated and identified more than 20 additional potential well locations for future development at Elkhart. We are considering twin wells to accelerate shallow reserves and designing dual completion wells for the possibility of accelerating the production from multiple targeted reservoirs.

Waskom Project, Harrison County, Texas

The Waskom Project is primarily a development drilling project within a producing gas field in the Cotton Valley Trend (“CV”) located in Harrison County, Texas. The Waskom Project also has multiple prospective additional gas and oil zones at shallower and deeper depths. The Company has recompleted one existing well, successfully drilled and completed the first in-fill wells. Additional wells are scheduled to be drilled in 2006 and/or 2007. A well location has been built for the next well to be drilled, and three additional wellsites have been surveyed. Future development plans include increased density drilling pending well results and other factors. A nearby development trend, an operator drilling and completing multiple wells to the Black Shale (10,000’-12,000’ Bossier), is being observed for potential development on the Company’s acreage. The Company owns a 55% working interest (480 gross acres), approximately 41.25% net revenue interest to 10,000’ and is the operator of the Waskom Project. The Company owns an approximate 45% working interest in the deeper Bossier rights.

Future Oil and Gas Projects

The Company is presently negotiating for the acquisition of multiple additional prospects for possible future leasing, drilling and development. Additional projects with multiple target zones with nearby production and high reserve capabilities are being reviewed. The Company intends to increase its asset base through drilling, development and acquisitions. The Company expects to expend approximately $7 million for these endeavors by the second quarter of 2007.

Oil and Gas Properties

Oil and Gas Reserves

The following table presents, as of December 31, 2005, estimated summary information of CrossPoint LLC’s proved oil and natural gas reserves based on reserve reports prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineers. All of our proved reserves included in the reserve report are located in Texas. The future net revenue and present worth information included in the table below is based on year-end prices.

	As of December 31, 2005
	Net Proved Reserves		Future Net Revenue ($) (1)
Category	Oil (Bbl)	Gas (MCF)	Total	Present Worth at 10% (2)
Proved Developed Producing	8,647	130,894	872,100	818,100
Proved Developed Non-Producing	283	88,491	419,200	320,900
Proved Undeveloped	149,293	1,729,024	11,845,900	8,496,100
Total Proved	158,223	1,948,409	13,137,200	9,635,100

(1) In accordance with SEC requirements, our reserves and future net revenues were determined using market prices for oil and natural gas at December 31, 2005. Oil prices used were based on the December 31, 2005, Koch West Texas Intermediate posted price of $57.75 per barrel and were adjusted by field for quality, transportation fees, and regional price differentials. Gas prices used were based on the December 31, 2005, Houston Ship Channel spot market price of $7.795 per MMBTU and were adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

(2) Represents present value, discounted at 10% per annum, of estimated future net cash flows before income tax of our estimated proved reserves.

The reserves shown in the above table are estimates only and should not be construed as exact quantities. The reserves may or may not be recovered; if they are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. A substantial portion of these reserves are for undeveloped locations.

Producing Wells

The following table sets forth the number of gross and net productive wells CrossPoint LLC held as of September 30, 2006. All of the wells listed in the table below are located in Texas.

Productive Oil Wells (1)		Productive Gas Wells (1)
Gross	Net	Gross	Net
9.0	4.9	4.0	1.90

(1) Gross wells include the total number of wells in which we have an interest. Net wells include wholly owned and the sum of our fractional interests in gross wells.

Acreage

The following table sets forth CrossPoint LLC’s developed and undeveloped leased acreage as of September 30, 2006.

Acreage(1) at September 30, 2006

	Developed(2) Acres		Undeveloped (2) Acres
State	Gross	Net	Gross	Net
Texas	720	356	1,349	591

(1) Gross acreage includes the total number of acres in all tracts in which we have an interest. Net acreage is the sum of our fractional interests in gross acreage.

(2) Developed acreage is spaced or assignable to productive wells. Undeveloped acreage is acreage where wells have not been drilled or completed to permit commercial production and that may contain undeveloped proved reserves.

Many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2006, the expiration periods of the gross and net acres that are subject to leases summarized in the above table of undeveloped acreage.

	Undeveloped Acres Expiring
	Gross	Net
Four Months Ending:
December 31, 2006	0	0
Twelve Months Ending:
December 31, 2006	0	0
December 31, 2007	30	12.1
December 31, 2008	323	131
December 31, 2009	200	81
December 31, 2010 and later	0	0

Drilling Results

The following table sets forth information with respect to net wells completed during the periods indicated by CrossPoint LLC. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that product commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return.

	Period from November 2, 2004 (inception) through December 31, 2004	Period from January 1, 2005 through September 30, 2006
Development
Productive	0	10
Dry	0	0
Exploratory
Productive	0	3
Dry	0	1
Total
Productive	0	13
Dry	0	1

Within its development plan, as of August 1, 2006, CrossPoint LLC has proposed the drilling of 2 gross (1.05 net) new wells.

Production

The following table sets forth information regarding CrossPoint LLC’s oil and gas production volumes and average sales price:

	Period from November 2, 2004 (inception) through December 31, 2004	Year ended December 31, 2005
Production Data:
Gas production (Mcf)	0	12,829
Oil production (Bbl)	0	1,069

Average Price:
Gas (per Mcf)	$0	$7.43
Oil (per Bbl)	$0	$57.62

Costs
Lease operating expense	0	$238,349 (1)
Production and other taxes	0	$9,184
(1) Includes $78,511 for workovers

DOC’s Business

In 1999 DOC entered into an operational business arrangement with Netherland, Sewell & Associates, Inc. (“NSAI”), a leading international petroleum consulting firm.  Under such arrangement, DOC may provide certain operational functions in tandem with NSAI’s operational, technical engineering and geological evaluation, for certain NSAI clients.

Office Space

We lease approximately 5,735 square feet of office space in Frisco, Texas at 2801 Network Blvd., Suite 810, where our principal offices are located. The lease for our Frisco office expires in 2010. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

Competition

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger competitors may be able to absorb the burden of existing, and any changes to, federal, state, local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Environmental Matters and Regulation

Our operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Our operations are subject to the same environmental laws and regulations as other companies in the oil and gas exploration and production industry. These laws and regulations may:

•	Require the acquisition of various permits before drilling commences;

•	Require the installation of expensive pollution control equipment;

•	Restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

•	Limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

•	Impose substantial liabilities for pollution resulting from our operations; and

•	Expose the Company to litigation by environmental and other special interest groups.

These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and the federal and state agencies frequently revise the environmental laws and regulations, and any changes that result in delay or more stringent and costly waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on our operating costs. We believe that we substantially comply with all current applicable environmental laws and regulations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. However, we cannot predict the passage of or quantify the potential impact of more stringent future laws and regulations at this time.

Risk Factors

Reserve estimates depend on many assumptions that may turn out to be inconclusive, subject to varying interpretations, or inaccurate.

Estimates of natural gas and oil reserves are based upon various assumptions, including assumptions relating to natural gas and oil prices, drilling and operating expenses, availability of equipment, capital expenditures, ownership and title, taxes and the availability of funds. The process of estimating natural gas and oil reserves is complex. It requires interpretations of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Further, potential for future reserve revisions, either upward or downward, is significantly greater than normal because a high percentage of our reserves are undeveloped.

Actual natural gas and oil prices, future production, revenues, operating expenses, taxes, development expenditures and quantities of recoverable natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of future net revenues at any time. A reduction in natural gas and oil prices, for example, would reduce the value of reserves and reduce the amount of natural gas and oil that could be economically produced, thereby reducing the quantity of reserves. At any time, there might be adjustments of estimates of reserves to reflect production history, results of exploration and development, prevailing natural gas prices and other factors, many of which are beyond our control.

Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures, availability of drilling rigs and successful drilling operations. Any reserve data assumes that we will make significant capital expenditures to develop our reserves with available drilling rigs. To the extent that we have prepared estimates of its natural gas and oil reserves and of the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated. We might not be able to access drilling rigs or raise the capital it needs to develop these reserves.

Market conditions or operation impediments may hinder our access to natural gas and oil markets or delay our production.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. This dependence is heightened where this infrastructure is less developed. Therefore, if drilling results are positive in certain areas, a new gathering system would need to be built to handle the potential volume of gas produced. We might be required to shut in wells, at least temporarily, for lack of a market or because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver production to market.

Our ability to produce and market natural gas and oil is affected and also may be harmed by:

•	the lack of available drilling rigs;
•	the lack of pipeline transmission facilities or carrying capacity;
•	government regulation of natural gas and oil production;
•	government transportation, tax and energy policies;
•	changes in supply and demand; and
•	general economic conditions.

We might incur additional debt in order to fund our exploration and development activities, which would continue to reduce our financial flexibility and could have a material adverse effect on our business, financial condition or results of operations.

If we incur indebtedness, our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, availability of drilling rigs, oil and gas prices and financial, business and other factors affect our operations and future performance. Many of these factors are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and performance at the time we need capital. We cannot assure you that we will have sufficient funds to make such payments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we might have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Our leases and/or future properties might not produce as anticipated, and we might not be able to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

Although we have reviewed and evaluated the leases in a manner consistent with industry practices, this review and evaluation might not necessarily reveal all existing or potential problems. This is also true for any future acquisitions made by us. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, a seller may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we often assumes environmental and other risks and liabilities in connection with the acquired properties.

We do not plan to insure against all potential operating risks. We might incur substantial losses and be subject to substantial liability claims as a result of our natural gas and oil operations.

We do not intend to insure against all risks. We intend to maintain insurance against various losses and liabilities arising from operations in accordance with customary industry practices and in amounts that management believes to be prudent. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations. Our natural gas and oil exploration and development activities will be subject to hazards and risks associated with drilling for, producing and transporting natural gas and oil, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
•	abnormally pressured formations;
•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
•	fires and explosions;
•	personal injuries and death;
•	regulatory investigations and penalties; and
•	natural disasters.

Any of these risks could have a material adverse effect on our ability to conduct operations or result in substantial losses. We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operations.

A substantial or extended decline in natural gas and oil prices may adversely affect our ability to meet our capital expenditure obligations and financial commitments.

Our revenues, operating results and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas and oil. Declines in the prices of, or demand for, natural gas and oil may adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower natural gas and oil prices may also reduce the amount of natural gas and oil that we can produce economically. Historically, natural gas and oil prices and markets have been volatile, and they are likely to continue to be volatile in the future. A decrease in natural gas or oil prices will not only reduce revenues and profits, but will also reduce the quantities of reserves that are commercially recoverable and may result in charges to earnings for impairment of the value of these assets. If natural gas or oil prices decline significantly for extended periods of time in the future, we might not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures. Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that could cause this fluctuation are:

•	changes in supply and demand for natural gas and oil;
•	levels of production and other activities of the Organization of Petroleum Exporting Countries, or OPEC, and other natural gas and oil producing nations;
•	market expectations about future prices;
•	the level of global natural gas and oil exploration, production activity and inventories;
•	political conditions, including embargoes, in or affecting other oil producing activity; and
•	the price and availability of alternative fuels.

Lower natural gas and oil prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our business, financial condition and results of operations.

Drilling for and producing natural gas and oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success depends on the success of our exploration, development and production activities in the leases. These activities are subject to numerous risks beyond our control, including the risk that we will not find any commercially productive natural gas or oil reservoirs. Our decisions to generate, purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or prevent drilling operations, including:

•	unexpected drilling conditions;
•	pressure or irregularities in geological formations;
•	equipment failures or accidents;
•	drilling company personnel failures or accidents;
•	pipeline and processing interruptions or unavailability;
•	title problems;
•	adverse weather conditions;
•	lack of market demand for natural gas and oil;

•	delays imposed by or resulting from compliance with environmental and other regulatory requirements;
•	shortages of or delays in the availability of drilling rigs and the delivery of equipment; and
•	reductions in natural gas and oil prices.

Our future drilling activities might not be successful, and drilling success rate overall or within a particular area could decline. We could incur losses by drilling unproductive wells. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or will produce natural gas or oil from them or from any other potential drilling locations. Shut-in wells, curtailed production and other production interruptions may negatively impact our business and result in decreased revenues.

Competition in the oil and gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

We operate in the highly competitive areas of oil and gas exploration, development and acquisition with a substantial number of other companies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and gas companies in each of the following areas:

•	seeking oil and gas exploration licenses and production licenses;
•	acquiring desirable producing properties or new leases for future exploration;
•	marketing natural gas and oil production;
•	integrating new technologies; and
•	acquiring the equipment and expertise necessary to develop and operate properties.

Many of our competitors have substantially greater financial, managerial, technological and other resources. These companies might be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. To the extent competitors are able to pay more for properties than we are able to afford, we will be at a competitive disadvantage. Further, many competitors may enjoy technological advantages and may be able to implement new technologies more rapidly. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

If drilling activity increases in the United States generally, shortage of drilling and completion rigs, field equipment and qualified personnel could develop. From time to time, these costs have sharply increased in various areas around the world and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn harm its operating results.

To the extent that we establish natural gas and oil reserves, we will be required to replace, maintain or expand our natural gas and oil reserves in order to prevent our reserves and production from declining, which would adversely affect cash flows and income.

In general, production from natural gas and oil properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we establish reserves, of which there is no assurance, and are not successful in our subsequent exploration and development activities or in subsequently acquiring properties containing proved reserves, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities.

To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for natural gas and oil or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - CROSSPOINT LLC

The following discussion and analysis of CrossPoint LLC’s financial condition and results of operations should be read in conjunction with “CrossPoint Energy, LLC - Selected Consolidated Historical Financial Data” and CrossPoint LLC’s consolidated financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. CrossPoint LLC’s, as well as the combined company’s, actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Current Report on Form 8-K. See “Cautionary Statement Concerning Forward-Looking Information.”

Overview

CrossPoint LLC is a growing independent oil and gas company, focused primarily in drilling new and development reserves within prolific East and Southeast Texas Fields. Our goal is to identify, acquire and drill multi-pay environments within existing fields having historically significant per well reserve analogs. These existing field areas will typically include shallower and deeper target reservoirs which have not previously been produced or fully developed. These new reserves provide considerable upside potential, and may be twined, commingled or dually completed with long life development reserves.

CrossPoint LLC was formed as a limited liability company under the laws of the State of Texas in November, 2004; however it did not commence operations until the first calendar quarter of 2005. CrossPoint seeks to build a significant E&P company using its highly experienced and conscientious team of professionals, with emphasis on our core values and lasting relationships.

Results of Operations

Six Months Ended June 30, 2006 compared with Six Months Ended June 30, 2005

Revenue for the first six months of 2006 was $1,455,629 compared to $309,279 in the first six months of 2005. The growth in revenues came primarily from growth in oil and gas sales, which accounted for approximately 64% of revenues in the first six months of 2006, compared to approximately 6% in the first six months of 2005. This increase in percentage of total revenues is attributable to additional wells coming online in the first half of 2006, resulting in additional production.

Operating costs and expenses (including general and administrative expenses) were $2,514,593 for the first six months of 2006, compared to $1,087,405 for the first six months of 2005. The increase in operating costs and expenses is primarily attributable to increases in lease operating costs, general and administrative costs, depreciation, depletion and amortization, and interest expenses. For the first six months of 2006, lease operating costs were $309,883 and depreciation, depletion and amortization were $273,982, compared to $52,154 and $7,015, respectively, for the first six months of 2005. These increases are attributable to the acquisition of additional prospects in December 2005 (such as the Hoskins prospect located in Brazoria County, Texas) and new wells being drilled the first half of 2006. CrossPoint LLC capitalized interest on development activities of $89,637 and $492,299 for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

General and administrative expenses were $1,281,931 for the first six months of 2006, compared to $898,633 for the first six months of 2005. The significant increase in these expenses is primarily the result of consulting and reporting obligations.

Interest expenses for the first six months of 2006 were $389,265, compared to $546 for the first six months of 2005. The significant increase in interest expenses was primarily the result of CrossPoint LLC drawing on the $40,000,000 credit agreement that it entered into on September 2, 2005 for the purpose of funding CrossPoint’s development projects.

Fiscal 2005

Revenues for fiscal 2005 were $713,040, of which oil and gas sales accounted for 23% and well operating services accounted for 77%.

Operating costs and expenses for fiscal 2005 were $2,507,169, and consisted primarily of general and administrative expenses ($1,885,334), lease operating expenses ($249,230) and well operating service expenses ($231,720).

Liquidity and Capital Resources

Cash Flows

Net cash provided by operating activities was $46,592, for the six months ended June 30, 2006, and net cash used by operating activities was $1,922,013 for the 2005 fiscal year. Net loss of $1,058,964 for the six months ended June 30, 2006 was primarily offset by changes in accounts payable and accrued expenses ($953,458), and adjustments to depletion, depreciation & amortization ($273,982) and amortization related to debt ($157,006).

Net cash used by investing activities was $3,832,924 for the six months ended June 30, 2006, and $8,291,233 for the 2005 fiscal year, and consisted primarily of the acquisition of oil and gas properties, $3,820,522 for the six months ended June 30, 2006 and $8,158,791 for the 2005 fiscal year. As indicated in “Risk Factors” in this Current Report on Form 8-K, our future is dependent upon the success of our exploration, development and production activities, and the discovery and development of reserves. As a result, the acquisition of oil and gas properties is a key component of the future success of our business. The Company intends to increase its asset base through drilling, development and acquisitions of approximately $7 million through the first quarter of 2007.

Net cash provided by financing activities was $12,220,160 for the six months ended June 30, 2006, and $10,283,186 for the 2005 fiscal year. The net cash provided by financing activities for the six months ended June 30, 2006 consisted primarily of proceeds from the issuance of additional equity ($4,045,208), proceeds from the issuance of convertible debt ($4,823,292), and proceeds from CrossPoint LLC’s debt facility ($3,817,950), and was partially offset by financing costs ($461,340). Net cash provided by financing activities for the 2005 fiscal year consisted primarily of proceeds from the issuance of additional equity ($2,612,136) and proceeds from the issuance of long term debt ($7,687,660), and was partially offset by the repayment of long term debt ($16,610).

Liquidity

As of June 30, 2006 CrossPoint LLC had $8,736,234 in cash and cash equivalents ($8,669,176 without restricted cash), and $6,868,989 in stock subscriptions and accounts receivable.

On September 2, 2005 CrossPoint LLC entered into a $40,000,000 credit agreement with two participating lenders for the purpose of funding CrossPoint LLC’s development projects. The credit agreement is facilitated by an administrative agent who approves the amounts and purposes for the advances under the credit agreement. Through a waterfall calculation, 95% of CrossPoint LLC’s net income from its oil and gas properties is used to repay advances under this credit agreement. Interest on the advances is computed at the prime rate as announced by the Wall Street Journal plus 5.50 percent. The interest is due and payable monthly. For a detailed explanation of the credit facility, please refer to the Note 4 of the Financial Statements for the period ended December 31, 2005. As of June 30, 2006, CrossPoint LLC had received a commitment of $12,074,460 of which $11,630,610 had been advanced. On July 7, 2006 CrossPoint LLC paid $8,500,000 against the aforementioned advances, leaving a balance of $3,130,610. In accordance with the convertible debt issuance discussed below, the credit facility is senior to the convertible debt and may not exceed $12 million. As of August 25, 2006, approximately $2.4 million has been committed by the administrative agent but has not been funded.

In addition, on June 30, 2006, CrossPoint LLC entered into the securities purchase agreement discussed elsewhere in this Current Report on Form 8-K, pursuant to which it received approximately $15,000,000 in a private placement of CrossPoint LLC’s equity and convertible debt of which 5,051,667 common shares were issued for equity of $6,314,583 and a debt balance of $8,840,417. Interest on the convertible notes, at a rate of 8% per annum, issued in connection with the securities purchase agreement is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. Assuming that all of the convertible notes remain outstanding, interest in the amount of $363,439 and $717,056 shall be due and payable on the convertible notes for 2006 and 2007, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION - THE COMPANY PRIOR TO THE MERGER WITH CROSSPOINT LLC

Statements contained herein which are not historical facts are forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Current Report on Form 8-K. Except for the historical information contained herein, the discussion in this Current Report on Form 8-K contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Current Report on Form 8-K should be read as being applicable to all related forward-looking statements wherever they appear in this Current Report on Form 8-K. The Company’s actual results could differ materially from those discussed here.

THE PLAN OF OPERATION DESCRIBED BELOW WAS OUR PLAN OF OPERATION AS OF JUNE 30, 2006, PRIOR TO THE COMPLETION OF THE MERGER, DESCRIBED ABOVE:

Plan of Operation (The Company prior to the Merger)

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses. This is because we have not generated any revenues and no revenues are anticipated until we begin exploiting our mineral properties. There is no assurance we will ever reach this point. Accordingly, we must raise sufficient capital from sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. We raised $50,000 from our public offering. Under this offering we sold 2,500,000 shares at $0.02 per share to 44 shareholders, thus we have a total of 3,250,000 shares issued and outstanding to 47 shareholders (includes the 3 directors of the company). We believe this, together with the loan from a director of $27,000, will enable us to fund our activities for the next twelve months providing the company does not do any further exploration work on its property. As of June 30, 2006 we have cash on hand of $11,078.

We have used the above-mentioned funds to explore our resource property located at Squaw Creek, a tributary of Clear Creek, in the central Yukon Territories, Canada. After evaluating the results from the first exploration program, the board of directors decided to drop the property. The property was returned to the vendors on June 29, 2006.

Electrum retained Aurora Geosciences Ltd., of Whitehorse, Yukon to perform exploration work on the property in 2005. Aurora has done work in the immediate area in previous years and is knowledgeable about local conditions.

The initial offering produced sufficient funds to pay for the 2005 exploration program and administration costs for 12 months. However, if the Company requires additional funds, we will try to raise additional funds from a second public offering, a private placement, and/or loans.

The work program started July 9, 2005 and was finished on July 23, 2005. The crew did not find any visible mineralization worthy of an early report. The geochemical samples were sent to ACME labs in Vancouver B.C. A technical report has been received and is being evaluated. The work program ended up costing $24,932 CDN (approx. $20,018 USD).

To our knowledge, the property has never been mined. The only event previous to our exploration program that has occurred is the staking of the property at the direction of Mr. Robert S. Adamson and a property examination and report by Professional Engineer Robert F. McIntyre.

The exploration program for 2005 consisted of establishing a grid and taking soil samples at regular intervals. A magnetic survey was done to try and locate mineralization, which is not evident on surface. Geochemical sampling was concentrated in the areas of mineralization identified by the magnetic survey. The soil samples were analyzed to determine if elevated amounts of minerals are present. The results were plotted on a map to determine where the elevated areas of mineralization occur. Competent professionals did rock samples and geological mapping and prospecting. Based upon the results of the exploration Mr. Scheving, president determined, in consultation with our consultants and the other directors, that the property be dropped. Mr. Scheving will not receive fees for his services.

The proceeds from our public offering were designed only to fund the costs of an exploration program recommended by Professional Engineer Mr. Robert McIntyre. Additional funding would be required to take the property to a more advanced stage of exploration.

We do not intend to hire additional employees at this time. Unaffiliated independent consultants were hired to conduct all of the work on the property. The independent consultants were responsible for surveying, geology, engineering, exploration, and excavation. The geologists evaluated the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material. No commercial economic minerals were found and the property was dropped.

Limited Operating History; Need for Additional Capital (The Company prior to the Merger)

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources (The Company prior to the Merger)

To meet our need for cash we raised $50,000 from our public offering. We cannot guarantee that we have raised enough money through the public offering to stay in business. The money we raised was applied to the items set forth in the Use of Proceeds section of the SB-2 filed with the SEC. We will attempt to raise additional money through a subsequent private placement, public offering, and/or through debt financing.

We acquired one property containing 20 mineral claims on September 30, 2004. The exploration work program began on July 9, 2005 and was finished on July 23, 2005. No visible mineralization worthy of comment was discovered. Approximately 200 geochemical samples have been sent to ACME Laboratories in Vancouver for analysis. The property was dropped on June 29, 2006.

Since inception, we have issued 3,250,000 shares of our common stock and received $65,000.

We received a $27,000 loan from Mr. Dedemus, one of our directors. Mr. Dedemus has agreed to cancel this loan and the resulting credit has reduced the property expenditure.

As of the date of this filing, we have yet to begin operations and therefore have not generated any revenues.

Since inception of the Company on August 4, 2004 to March 31, 2006, the Company has issued 3,250,000 common shares at $0.02 per share for total proceeds of $65,000. This was accounted for as an acquisition of shares. Lloyd Dedemus covered our initial expenses of $15,000 for incorporation and legal fees and $12,000 for a payment on the mineral property and working capital.

As of June 30, 2006, our total assets were $11,078 and our total liabilities were $2,500.

Application of Critical Accounting Policies (The Company prior to the Merger)

Our financial statements have been prepared on a going concern basis. We have accumulated a deficit of $57,832 from inception (August 4, 2004) to June 30, 2006. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. We have historically satisfied our working capital needs primarily by sales of securities and a loans payable from an officer of the company. At June 30, 2006, we have working capital of $8,578. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements in this Form 8-K and the documents to which you are referred in this Form 8-K which are not historical facts, including statements about our confidence or expectations, operating results, and other statements about our business outlook, are forward-looking statements, subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the risks set forth in the section entitled “Risk Factors”. Words such as “estimate,” “project,” “plan,” “believe,” “feel,” “anticipate,” “expect,” “assume,” “may,” “will,” “should,” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of our common stock as of November 27, 2006:

•	Each of the named executive officers of the Company;
•	Each director of the Company;
•	all directors and executive officers as a group; and
•	Each person who is known by us to own beneficially more than 5% of our outstanding common stock.

Name	Shares of Common Stock	Percentage Owned

John A. Bailey 2801 Network Blvd., Suite 810 Frisco, Texas 75034	1,214,659	6.8%

David C. Bradshaw 2801 Network Blvd., Suite 810 Frisco, Texas 75034	1,640,880	9.2%

Daniel F. Collins 2801 Network Blvd., Suite 810 Frisco, Texas 75034	1,320,281	7.4%

Jeffrey A. Krakos 2801 Network Blvd., Suite 810 Frisco, Texas 75034	1,320,281	7.4%

Margaret R. Coughlin 2801 Network Blvd., Suite 810 Frisco, Texas 75034	0	0%

Officers and Directors as a group	5,496,101	30.8%

Perugia Energy, L.P. 11622 Monica Street, Houston, Texas 77024	1,903,176	10.7%

D.B. Zwirn Opportunity Fund, L.P. 745 5th Avenue, 18th Floor, New York, NY 10151	1,056,797	5.9%

Drawbridge Special Opportunity Fund, L.P. 1251 Avenue of the Americas, 16th Floor, New York, NY 10020	1,056,797	5.9%

Bonanza Master Fund LTD. 300 Cresent Court, Suite 250, Dallas, Texas 75201	1,416,667	7.9%

WS Opportunity Fund, L.P. 300 Crescent Court, Suite 1111, Dallas, Texas 75201	1,372,553	7.7%

Directors and Executive Officers

The Company’s executive officers and directors, along with the persons nominated to become director, and their respective ages as of November 27, 2006, are as follows:

Name of Officer / Director	Age	Office Held
John A. Bailey	36	Director

David C. Bradshaw	47	Director

Daniel F. Collins	48	Director, President, CEO

Jeffrey A. Krakos	45	Director, Executive Vice President

Margaret R. Coughlin	51	Secretary

John A. Bailey: Mr. Bailey is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger Mr. Bailey was a member of the board of managers of CrossPoint LLC. Mr. Bailey has been employed as Vice President, Energy at Amaranth Group L.L.C. (a multi-strategy investment fund) since March 2005. Mr. Bailey was a consultant to Amaranth Group L.L.C. from October 2004 until March 2005.  From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on North American exploration and production segment of the energy industry. From May 1997 until October 2000, Mr. Bailey was a part of the oil and gas equity research group at Donaldson, Lufkin & Jenrette, Inc.  Mr. Bailey is also a director of Encore Acquisition Company. Mr. Bailey received Bachelor of Arts degrees in Economics and Government from Cornell University.

David C. Bradshaw: Mr. Bradshaw is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger, Mr. Bradshaw was a member of the board of managers of CrossPoint LLC.   Mr. Bradshaw is a partner of The Cherokee Group, Inc., an energy industry consulting group and is an Advisory Director of UBS Investment Bank which follows a similar engagement with Deutsche Bank in the 2003 - 2005 time frame.  From 2000 to 2002, he was a Managing Director and a senior equity analyst at Deutsche Bank, covering the Exploration & Production sector.  From 1989 to 2001, he was ranked among the top analysts on the All-American Research Team by Institutional Investor magazine.  Mr. Bradshaw was a Vice President and the Exploration and Production analyst at DLJ from 1996 to 2000.  From 1988 to 1996, he was a Managing Director and senior energy analyst at PaineWebber.  Mr. Bradshaw received a Bachelor of Science degree in Finance from Oklahoma State University and a Master of Science degree in Finance from Texas Tech University and is a Chartered Financial Analyst.

Daniel F. Collins: Mr. Collins is the President, Chief Executive Officer, and a Director of the Company. Mr. Collins is also the President, Chief Executive Officer, and a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger he held the same positions with CrossPoint LLC. Mr. Collins has over 26 years of experience in the oil and gas industry. He is currently responsible for and manages all aspects of CrossPoint’s business plan and strategies. Mr. Collins performs project negotiations, execution and documentation as well as managing financial and equity matters and due diligence for CrossPoint.  Mr. Collins is also engaged in the business development of CrossPoint.

            From 1996 to 2004, Mr. Collins was a principal officer and performed the contractual negotiations, land and business development for Dallas Operating Corp.  During this tenure he negotiated the operational contract arrangement with Netherland Sewell & Associates, Inc. (NSAI), developed and executed numerous business plans for E&P clients.  From 1987 to 1994, Mr. Collins was employed by Bridge Oil (USA) Inc. and its predecessor, Petrus Oil Company LP.  At Petrus, he managed oil and gas exploration projects and producing oil and gas assets owned by H. Ross Perot.  During his tenure at Petrus and Bridge, Mr. Collins managed due diligence projects for over $300 million in oil and gas property transactions, including the divestment of Petrus’ oil and gas assets to Bridge Oil (USA) Inc.  At Bridge, he was responsible for numerous exploration projects and land administration for over 1,000 oil and gas interests in Texas, Louisiana, Alabama, and New Mexico.  From 1980 to 1987, Mr. Collins was employed as a landman by various independents, including Lyco Acquisitions, L.P. and Santa Fe Minerals.  Mr. Collins is a 1981 graduate of The University of Texas at Austin with a BBA in Petroleum Land Management.  He is a member of the American Association of Petroleum Landmen, the Dallas Association of Petroleum Landmen, Society of Petroleum Engineers, the Texas Alliance of Energy Producers and Dallas Petroleum Club.

Jeffrey A. Krakos: Mr. Krakos is the Executive Vice President and a Director of the Company, as well as the Executive Vice President and a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger he held the same positions with CrossPoint LLC since 2005. Mr. Krakos is a petroleum engineer with 25 years of experience in the oil and gas industry.  Mr. Krakos is responsible for all of CrossPoint’s engineering and operations.  Mr. Krakos was the founding partner of and is President of Dallas Operating Corp. During his tenure with Dallas Operating Corp. from 1993 to 2004, he was responsible for engineering project management and was highly instrumental in the success of the Netherland Sewell & Associates, Inc. operational contract arrangement with Dallas Operating Corp.  He provides engineering due diligence and feasibility studies for producing property acquisitions.

            Mr. Krakos has experience with all aspects of drilling, completion, production and reservoir engineering.  He has experience in a wide range of geographical areas, including onshore Texas, Oklahoma, New Mexico, Louisiana, Colorado, Kentucky, as well as Gulf Coast shallow water operations. Mr. Krakos began his career with Amoco Production Company in Brownfield, Texas as a summer engineer from 1980 to 1984 while earning a BS in Petroleum Engineering from Texas Tech University.  From 1984 to 1988, he progressed through increasing levels of management for Bass Enterprises Production Company; and from 1988 to 1993 Mr. Krakos served as Vice President of Engineering for Cass Energy Company before founding DOC.

            Mr. Krakos is a member of Society of Petroleum Engineers, American Association of Petroleum Geologists, American Association of Drilling Engineers, the Texas Independent Producers & Royalty Owners Association, the Texas Alliance of Energy Producers and Dallas Petroleum Club.

Margaret R. Coughlin: Ms. Coughlin is the Secretary of the Company, as well as Secretary of our subsidiary CrossPoint Aquisition, LLC. Prior to the Merger she was Controller for CrossPoint Energy, LLC., a position she held since August 2005. From February 2001 until July 2005 she was the Controller for Longhorn Partners Pipeline.

Ms. Coughlin brings over 28 years of accounting, treasury and IT experience to the Company. She possesses thirteen years of domestic and international oil & gas experience in areas ranging from exploration & production to pipelines. She has successfully managed the accounting, budgeting, tax and treasury functions of start-up companies and capital-intensive multi-million dollar projects. Her hands-on and managerial experience include Controller, Financial Analyst, Tax Accountant (corporate and partnership), Treasury Cash Manager, and Payroll & Benefits Administrator.

Ms. Coughlin has a Bachelors degree in Economics from Vanderbilt University and is a Certified Public Accountant. She is a member of the Texas Society of CPA’s and Council of Petroleum Accountants (COPAS).

Committees of the Board of Directors of the Company:

Due to its minimal activities to date, the Company currently does not have standing audit, nominating or compensation committees of its board of directors. The Company has no formal director nomination process. In the past nominations were implemented by the board without any input from any committees or advisors. The board of directors of the Company has not determined whether the Company has an audit committee financial expert.

As a result of the completion of the Merger, the board of directors of the Company anticipates reviewing whether it is advisable for the Company to have standing audit, nominating and compensation committees of the board of directors.

Executive Compensation

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/ SARs	LTIP Payouts	All other Compensation
Douglas	2005	$0	$0	$0	0	0	0	$0
Scheving,	2004	$0	$0	$0	0	0	0	$0
CEO

Lloyd
Dedemus	2005	$0	$0	$0	0	0	0	$0
Secretary	2004	$0	$0	$0	0	0	0	$0

There has been no cash payment paid to the executive officers for services rendered in all capacities to us for the fiscal period ended September 30, 2005. There has been no compensation awarded to, earned by, or paid to the executive officers by any person for services rendered in all capacities to us for the fiscal period ended September 30, 2005.

Mr. Scheving resigned as Chief Executive Officer and President of the Company on November 27, 2006. Daniel F. Collins was appointed Chief Executive Officer and President of the Company on November 27, 2006.

Mr. Dedemus resigned as Secretary of the Company on July 7, 2006. Margaret R. Coughlin was appointed Secretary of the Company on November 27, 2006.

Employment Agreement - Daniel F. Collins

Upon completion of the Merger, the Company entered into an Employment Agreement dated November 27, 2006 with Daniel F. Collins. Pursuant to this agreement, Mr. Collins agrees to be employed as the Company’s President and Chief Executive Officer. The term of the agreement is for five years, provided, however, that beginning with the fourth anniversary of the agreement, and continuing with each anniversary date of the date of the agreement that occurs while the agreement is in effect, Mr. Collins’ period of employment shall be automatically extended for additional, successive one-year periods, unless either party provides written notice at least ninety days prior to any such anniversary date that no automatic extension will occur.

The agreement provides that Mr. Collins will earn an annual base salary of $195,242 per year, as may be increased by the board of directors of the Company from time to time. In addition, the Company may also pay Mr. Collins discretionary annual bonus compensation in any amount determined by the board of directors to be proper and appropriate. Mr. Collins also has the right to participate in the Company’s employee benefit plans and programs applicable to officer employees on the same basis as other officer employees of the Company.

The agreement may be terminated by the Company for cause, which includes: (i) the willful and continued failure to substantially perform his duties, (ii) the willful engagement in misconduct which is materially injurious to the Company; or (iii) the conviction of any felony or crime of moral turpitude. In addition, Mr. Collins may terminate his employment voluntarily or for good reason, which includes: (i) the assignment of duties inconsistent with the nature or status of the authority granted under the agreement, (ii) the relocation of the Company’s principal executive offices to a location more than fifty miles from Collin County, Texas, or (iii) his removal as a member of the Company’s board of directors.

Employment Agreement - Jeffrey A. Krakos

Upon completion of the Merger, the Company entered into an Employment Agreement dated November 27, 2006 with Jeffrey A. Krakos. Pursuant to this agreement, Mr. Krakos agrees to be employed as the Company’s Executive Vice President. The term of the agreement is for five years, provided, however, that beginning with the fourth anniversary of the agreement, and continuing with each anniversary date of the date of the agreement that occurs while the agreement is in effect, Mr. Krakos’ period of employment shall be automatically extended for additional, successive one-year periods, unless either party provides written notice at least ninety days prior to any such anniversary date that no automatic extension will occur.

The agreement provides that Mr. Krakos will earn an annual base salary of $189,132 per year, as may be increased by the board of directors of the Company from time to time. In addition, the Company may also pay Mr. Krakos discretionary annual bonus compensation in any amount determined by the board of directors to be proper and appropriate. Mr. Krakos also has the right to participate in the Company’s employee benefit plans and programs applicable to officer employees on the same basis as other officer employees of the Company.

The agreement may be terminated by the Company for cause, which includes: (i) the commission of a felony, crime involving moral turpitude or any other act or omission involving dishonesty or fraud, (ii) the willful misconduct that brings or is reasonably likely to bring the Company into public disgrace or disrepute which is materially injurious to the Company, (iii) gross misconduct, fraud, embezzlement, misappropriation of the Company’s assets, or (iv) the willful and continued failure to perform the duties reasonably directed by the Company. In addition, Mr. Krakos may terminate his employment voluntarily or for good reason, which includes: (i) the assignment of duties inconsistent with the nature or status of the authority granted under the agreement, (ii) the relocation of the Company’s principal executive offices to a location more than fifty miles from Collin County, Texas, or (iii) his removal as a member of the Company’s board of directors.

Stock Option Grants

From incorporation through September 30, 2006, the Company has also not granted any stock options to the executive officers.

Director Compensation

The Company did not compensate its directors for their service for the Company’s last completed fiscal year. The Company is currently evaluating possible compensation arrangements for its directors for their services going forward.

Equity Compensation Plans

The Company did not have a compensation plan as of its most recent fiscal year end (September 30, 2006).

Certain Relationships and Related Transactions

On June 29, 2006 our board of directors authorized the transfer of the mineral claims set forth in the mineral claim purchase agreement dated September 30, 2004 with Xenex Development Corporation to our then sole director and President, Doug Scheving, in consideration of the cancellation of $27,000 in indebtedness to Lloyd Dedemus, our former director and the assumption of all liabilities by Mr. Scheving related to the mineral claims.

Prior to the Merger, CrossPoint LLC held a 87.5% interest in the Humber Prospect, Shackelford County, Texas, project. In order to reduce its economic risk in 2005 it sold working interests in twelve industry participants with a 12.5% promote, thereby retaining an approximate 50% ownership interest. Daniel F. Collins (a 2% interest) and Jeffrey A. Krakos (a 2% interest), along with a former member of the board of managers of CrossPoint LLC (a 5.5% interest) acquired working interests from CrossPoint LLC on the identical basis as all other non-operating participants. All participants, including Mr. Collins and Mr. Krakos, paid for the drilling of one well (Humber #1), which was drilled and was uneconomic.

In 2005 CrossPoint LLC acquired a 55% operating interest in the Zach Abney Unit. Mr. Collins has held a 4% working interest in the same Zach Abney Unit for 23 years. CrossPoint LLC acquired its 55% interest from industry owners other than Mr. Collins, and did not pay or otherwise compensate Mr. Collins for this transaction. CrossPoint LLC remains the operator on this Zach Abney Unit.

In 2004, prior to becoming a subsidiary of CrossPoint LLC, DOC assign overriding royalty interests to Mr. Collins and to an entity controlled by Mr. Krakos of 1.1% and 1.1% respectively, in the Elkhart Dome Project, Anderson County, Texas. Dallas Operating Corp’s interest in the Elkhart Dome Project was contributed to CrossPoint LLC as part of the formation of CrossPoint LLC, and the overriding royalty interests remained in place for existing leases.

Mr. Collins and Mr. Krakos (together with their respective spouses) personally guaranteed Dallas Operating Corp.’s P5 operator guaranty for all CrossPoint LLC wells with the Texas Railroad Commission. In February 2006 Mr. Collins and Mr. Krakos (along with their respective spouses) entered into an indemnification agreement with CrossPoint LLC whereby CrossPoint LLC (and post-Merger CrossPoint Acquisition, LLC) will indemnify Mr. Collins, Mr. Krakos and their respective spouses if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties. The Company is currently in the process of obtaining the release of such guaranties in exchange for a guaranty by the Company.

Description of Securities

Prior to the Merger our stock was quoted on the OTC Bulletin Board under the symbol “EMNG.” Effective as of November 27, 2006, our stock is quoted on the OTC Bulletin Board under the symbol “CXPE.”

The following table sets forth the high and low bid prices for our Common Stock as reported by the “OTCBB,” reported on a fiscal quarter basis for the quarters ended June 30, 2005 through September 30, 2006:

Quarter ended:
	High ($)	Low ($)
June 30, 2005 (First quoted in June, 2005)	0.30	0.00
September 30, 2005	1.90	0.30
December 31, 2005	1.90	1.20
March 31, 2006	1.70	1.25
June 30, 2006	1.70	1.40
September 30, 2006	1.75	1.05

The quotations, sourced from www.otcbb.com website, reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions. On November 27, 2006, the Company effected a 1 for 2.368 reverse stock split; the above quotations do not reflect such reverse stock split.

Holders of the Common Stock

As of June 30, 2006, Electrum had forty-seven (47) registered shareholders.

Dividends

There are no restrictions in the Company’s articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	The Company would not be able to pay its debts as they become due in the usual course of business;

Or

2.
The Company’s total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

The Company has not declared any dividends, and does not plan to declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

On November 27, 2006, the shares of Company common stock issued in exchange for the membership interests in CrossPoint LLC pursuant to the Merger were issued in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder as the basis for its exemption from registration. It is the Company’s understanding that each CrossPoint member that received Company common stock is an accredited investor as defined under Rule 501 promulgated under the Securities Act of 1933, as amended. The Company did not engage in any public advertising or general solicitation in connection with the issuance of these shares of Company common stock.

Changes in and Disagreements with Accountants

On September 14, 2006, Staley, Okada & Partners was acquired by PricewaterhouseCoopers and have resigned as Electrum’s auditors.

Staley, Okada & Partners’ report on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the most recent fiscal year, or the subsequent interim periods through September 14, 2006, there were no disagreements with Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the year ended September 30, 2005 through the date of resignation and through the date of our acceptance of Staley, Okada & Partners resignation, there were no disagreements with Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Staley, Okada & Partners, would have caused Staley, Okada & Partners to make reference to the subject matter of the disagreement in its reports on our consolidated financial statements for such periods.

On September 20, 2006, we engaged Cacciamatta Accountancy Corporation, an independent registered firm of Certified Public Accountants, as our independent accountants with the approval of our board of directors.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent applicable, the information provided under Item 1.01 above is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities

To the extent applicable, the information provided under Item 2.01 above is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 27, 2006, Douglas Scheving resigned as President and Director of the Company. Mr. Scheving’s resignation was the result of the change in the Company’s business to that of CrossPoint LLC’s business prior to the Merger. There were no disagreements between the Company and Mr. Scheving. The Company has provided Mr. Scheving with a copy of the disclosures included in this Current Report on Form 8-K, and has provided Mr. Scheving with the opportunity to furnish the Company with a letter stating whether he agrees with the statements in this Item 5.02.

On November 27, 2006, the board of directors of the Company appointed Daniel F. Collins as President, Chief Executive Officer, and Director of the Company. To the extent applicable, the information provided in Item 2.01 above is incorporated herein by reference.

On November 27, 2006, the board of directors appointed Jeffrey A. Krakos as Executive Vice President and Director of the Company. To the extent applicable, the information provided in Item 2.01 above is incorporated herein by reference.

On November 27, 2006, the board of directors appointed Margaret R. Coughlin as Secretary of the Company. To the extent applicable, the information provided in Item 2.01 above is incorporated herein by reference.

On November 27, 2006, the board of directors appointed John A. Bailey as Director of the Company. To the extent applicable, the information provided in Item 2.01 above is incorporated herein by reference.

On November 27, 2006, the board of directors appointed David C. Bradshaw as Director of the Company. To the extent applicable, the information provided in Item 2.01 above is incorporated herein by reference.

Item 5.06. Change in Shell Company Status

To the extent applicable, the information provided under Item 2.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On November 27, 2006, the Company issued a press release, a copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

See “Financial Statements” beginning on page F-1

(b)	Pro Forma Financial Information

See “Financial Statements” beginning on page F-1

(c)	Exhibits

10.1	2006 Equity Incentive Plan
10.2	Employment Agreement, dated November 27, 2006, by and between the Company and Daniel F. Collins
10.3	Employment Agreement, dated November 27, 2006, by and between the Company and Jeffrey A. Krakos
10.4	Credit Agreement, dated September 2, 2005, by and among CrossPoint Energy Holdings, LLC, D.B. Zwirn Special Opportunities Fund, L.P., and the lenders party thereto.
10.5	Indemnification Agreement dated February 14, 2006 by and among CrossPoint Energy, LLC, Daniel F. Collins, Jeffery A. Krakos, Rosa L. Collins and DeAnn C. Krakos.
10.6	Form of Convertible Debt
10.7	Form of Warrant
99.1	Press Release of the Company dated November 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2006	CROSSPOINT ENERGY COMPANY

	By:	/s/ Daniel F. Collins
Daniel F. Collins
President

CROSSPOINT ENERGY, LLC

Table of Contents

Page
Audited Financial Statements

Independent Auditors’ Report	F-2
Consolidated Financial Statements:
Balance Sheet, as of December 31, 2005	F-3
Consolidated Statement of Operations, Year Ended December 31, 2005	F-4
Consolidated Statement of Members’ Equity, Year Ended December 31, 2005	F-5
Consolidated Statement of Cash Flows, Year Ended December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7 - F-12

Unaudited Consolidated Financial Statements

Unaudited Balance Sheet, as of June 30, 2006	F-13
Unaudited Statement of Operations, Six-Months Ended June 30, 2006 and 2005	F-14
Unaudited Consolidated Statement of Cash Flows, Six-Months Ended June 30, 2006 and 2005	F-15
Notes to Consolidated Financial Statements	F-16 - F-18

Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Balance Sheet, as of June 30, 2006	F-19
Unaudited Statement of Operations, Nine-Months Ended June 30, 2006	F-20
Notes to Pro Forma Condensed Consolidated Financial Statements	F-21

INDEPENDENT AUDITORS’ REPORT

CrossPoint Energy, LLC
Frisco, Texas

We have audited the accompanying consolidated balance sheet of CrossPoint Energy, LLC and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CrossPoint Energy, LLC and subsidiaries at December 31, 2005 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Travis, Wolff & Company L.L.P.
Travis, Wolff & Company L.L.P.

Dallas, Texas
March 22, 2006

CROSSPOINT ENERGY, LLC

Consolidated Balance Sheet
December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$235,348
Restricted cash	19,925
Accounts receivable	460,821
Prepaid expenses and other	359,632

Total current assets	1,075,726

Oil and gas properties, net	8,334,704

Other property and equipment, net	115,654

Other assets	47,169

$9,573,253
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$7,134,725
Accounts payable	467,548
Royalty payable	113,213
Accrued interest	14,211

Total current liabilities	7,729,697

Long term debt, less current maturities	39,916

Other long term liabilities	184,076

Commitments and contingencies (Notes 4, 5 and 6 )

Members’ equity	1,619,564

$9,573,253
See accompanying notes to consolidated financial statements

CROSSPOINT ENERGY, LLC

Consolidated Statement of Operations
Year Ended December 31, 2005

Revenues
Oil and gas sales	$163,591
Well operating services	549,449

713,040

Operating costs and expenses:
Lease operating	249,230
Well operating services	231,720
Leasehold abandonments	61,247
General and administrative	1,885,334
Depreciation, depletion and amortization	55,193
Interest expense, including amortization of deferred borrowing costs and debt discount	24,445

2,507,169

Net loss	$(1,794,129)

CROSSPOINT ENERGY, LLC

Consolidated Statement of Members’ Equity
Year Ended December 31, 2005

	Member units
	Preference	Common	Class B	Subordinated	Amount	Predecessor Common Stock	Predecessor Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 2004	-	-	-	-	$-	$1,000	$17,161	$-	$18,161

Issuance of member units under
Initial Member Agreement	-	150,000	150,000	400,000	25,161	(1,000)	(17,161)	-	7,000

Issuance of Preference units	52,000	-	-	-	520,000	-	-	-	520,000

Issuance of Common units	-	448,644	-	-	2,718,532	-	-	-	2,718,532

Issuance of Common unit warrants	-	-	-	-	150,000	-	-	-	150,000
-
Net loss	-	-	-	-	-	-	-	(1,794,129)	(1,794,129)

Balance, December 31, 2005	52,000	598,644	#150,000	400,000	$3,413,693	$-	$-	$(1,794,129)	$1,619,564

CROSSPOINT ENERGY, LLC

Consolidated Statements of Cash Flows
Year ended December 31, 2005

Operating activities
Net loss	$(1,794,129)
Adjustments to reconcile net loss to
net cash used in operating activities:
Equity in lieu of services	150,000
Depreciation, depletion and amortization	55,193
Straight-line rent amortization	81,296
Changes in operating assets and liabilities:
Restricted cash	(19,925)
Accounts receivable	(320,357)
Prepaid expenses and other assets	(346,046)
Accrued interest	14,211
Accounts payable and accrued expenses	257,744

Net cash used in operating activities	(1,922,013)

Investing activities
Addition to other property and equipment	(114,346)
Additions to oil and gas properties	(8,158,791)
Other	(18,096)

Net cash used in investing activities	(8,291,233)

Financing activities
Proceeds from the issuance of member units	2,612,136
Proceeds from the issuance of long term debt	7,687,660
Repayment of long term debt	(16,610)

Net cash provided by financing activities	10,283,186

Net increase in cash and cash equivalents	69,940

Cash and cash equivalents, beginning of year	165,408

Cash and cash equivalents, end of year	$235,348

Supplemental information:
Cash paid for:
Interest	$43,762

Note 1 - Summary of Significant Accounting Policies

Organization and business

CrossPoint Energy, LLC (“Company”) was formed on December 20, 2004 as a Texas limited liability corporation. The initial members were Daniel Collins, Jeffrey Krakos, and BBO Energy Capital, LP. Effective December 31, 2004, Daniel Collins and Jeffrey Krakos, the shareholders of Dallas Operating Corporation (‘DOC”) a Texas corporation, each acquired 150,000 member units comprised of 75,000 Class B units and 75,000 Common units for $1,500 cash and agreement to contribute their shares in DOC. The merger of DOC and the Company was accounted for as a transfer between entities under common control, and assets and liabilities of DOC were initially recorded at predecessor cost. BBO Energy Capital, LP acquired 400,000 Subordinated units for a cash consideration of $4,000. The cash consideration for member units issued was received in February 2005.

At December 31, 2004, DOC provided lease operating services to primarily one customer. The assets and liabilities of DOC at December 31, 2004 were as follows:

Current assets, including cash of $165,408	$305,872
Other property and equipment	35,146
Current liabilities	(293,427)
Long term debt	(29,430)
Net Equity	$18,161

On August 11, 2005, the Company formed CrossPoint Energy Holdings, LLC, as a wholly owned subsidiary, to account for the Company’s oil and gas properties.

The Company consolidates all subsidiaries for which it has majority ownership. All material intercompany accounts and transactions are eliminated.

Concentrations of credit risk and accounts receivable

The Company’s principal banking and short-term investing activities are with local and national financial institutions. Short-term investments with an original maturity of three months or less are considered to be cash equivalents. Cash balances may, at times, exceed federally insured limits. The Company does not believe it is exposed to any significant risks.

The Company’s accounts receivable are from unsecured oil and gas sales and are generally with pipeline companies, utilities or other oil and gas companies. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information.

Oil and gas properties

The Company follows the successful efforts method of accounting for its oil and gas properties. Acquisition costs for proved oil and natural gas properties, costs of drilling and equipping productive wells, and costs of unsuccessful development wells are capitalized and amortized (“DD&A”) on an equivalent unit-of-production basis over the life of the remaining related oil and gas reserves. Cost centers for amortization purposes are determined on a well by well basis. Costs incurred to acquire oil and gas leasehold are capitalized. The Company capitalizes interest on funds used in development activities from the date of initiation of exploration activities through the time the property is ready to begin production. The cost of unsuccessful exploratory wells, geological and geophysical expenses and delay rentals for unproved oil and gas properties, are charged to expense as incurred.

The carrying values of oil and gas properties are compared to management’s future estimated pre-tax cash flow from properties, generally aggregated on a field-level basis for oil and gas properties. If impairment is necessary, the asset carrying value is written down to fair value. For oil and gas properties, cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable.

Note 1 - Summary of Significant Accounting Policies - (Continued)

Other property and equipment

Other property and equipment are carried at cost and depreciated over the estimated useful lives of the assets using accelerated depreciation methods. Normal maintenance and repairs are charged to expense whereas significant replacements and improvements are capitalized and depreciated over the remaining economic life of the asset. Upon the sale or retirement of property, plant, and equipment, gain or loss is recognized on the difference between the sale proceeds and the net book value of property sold or retired.

Other assets

Other assets consist primarily of deferred debt costs that are amortized over the term of the related debt and are presented net of accumulated amortization.

Revenue recognition

Oil & gas revenues are recognized when title to the products transfer to the purchaser.

Management estimates

In preparing the Company’s financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. The more significant areas requiring the use of estimates are: (i) the volume of oil and gas reserves that are used in calculating depletion and ii) future cash flows used to compute impairment of proved and unproved oil and gas and properties. Actual results may differ from these estimates.

Straight line rent

The Company accounts for its lease incentives over the shorter of the lease term on a straight line basis. The deferred rent liability is $81,296 at December 31, 2005.

Unit-based compensation

The Company has a unit based compensation plan more fully described in Note 7. The Company accounts for options granted under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretation, which require compensation cost for stock based employee compensation plans to be recognized based on the difference on the date of grant, if any, between the fair market value of the stock and the and the amount the employee must pay to acquire the stock.

If the Company applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” which requires compensation cost to be recognized based on fair value methods, the Company’s net income would have been adjusted to the proforma amounts indicated below:

Net loss reported	$(1,794,129)
Deduct: stock based compensation expense determined under the fair value based method	64,112

Adjusted net loss	$(1,858,241)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment” which supersedes APB No. 25 and SFAS No. 123. This pronouncement is to be applied to new unit options issued after December 15, 2005.

Note 2 - Oil and Gas Properties

Capitalized costs for oil and gas properties for the year ended December 31, 2005 consisted of the following:

Oil and gas properties:
Leasehold costs	$6,359,941
Intangible drilling costs	1,438,051
Lease and well equipment	451,605
Asset retirement cost	107,631

Total oil and gas properties	8,357,228
Less accumulated DD&A	22,524
Net oil and gas properties	$8,334,704

Effective December 1, 2005 the Company acquired the Hoskins prospect located in Brazoria County, Texas which consisted of 4 producing wells and 12,500 gross acres of undeveloped farm-out rights for a total consideration of $6,034,392. The allocation of the purchase price was as follows:

Undeveloped leasehold	$5,449,664
Proved developed leasehold	544,592
Lease and well equipment	40,136

Total cash consideration	$6,034,392

The purchase price was financed with debt provided by private equity lenders under a Credit Agreement (See Note 4).

During the year ended December 31, 2005, the Company capitalized interest on development activities totaling $89,637.

Note 3 - Asset Retirement Obligations

The majority of the Company’s asset retirement obligations relate to the reclamation of well locations including plugging and abandonment of oil and gas properties after production has terminated. SFAS 143 “Accounting for Asset Retirement Obligations” requires the fair value of a liability for an asset retirement obligation to be recorded in the period incurred and a corresponding increase in the carrying amount of the related long-lived asset. The asset retirement obligations are recorded at fair value and accretion expense, recognized in DD&A expense over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost.

The following table shows changes in the Company’s asset retirement obligations for the year ended December 31, 2005:

Asset retirement obligation at beginning of year	$-
Liabilities incurred	107,631
Asset retirement obligation at end of year	$107,631

Note 4 - Long-Term Debt

Long term debt consists of the following at December 31, 2005:

Credit Agreement	$7,687,660
Other long term debt	62,795
Unamortized debt discount	(575,814)

7,174,641
Less current maturities	7,134,725
$39,916

Credit agreement

On September 2, 2005, the Company entered into a $40,000,000 credit agreement (the “Credit Agreement”) with two participating lenders for the purpose of funding the Company’s development projects. The Credit Agreement is facilitated by an Administrative Agent who approves the amounts and purposes for the advances under the Credit Agreement, referred to as the commitment. The Company’s oil and gas properties collateralize the Credit Agreement. According to the Credit Agreement, all of the Company’s production receipts have been assigned to a lock box administered by the Administrative Agent. Through a waterfall calculation, 95% of the Company’s net income from its oil and gas properties is used to repay advances. Interest on the advances is computed at the prime rate as announced by the Wall Street Journal plus 5.50 percent. The interest is due and payable monthly. In addition, as additional consideration for the making of the loans, the lenders received a three percent (3%) of 8/8th overriding royalty interest in any oil and gas property owned by the Company. At December 31, 2005, the Company had received a commitment of $11,934,400 of which $7,687,660 had been advanced; there have been no repayments. The applicable interest rate at December 31, 2005 was 12.25 percent.

In addition to the debt facility described above, the Administrative Agent collects a 1.5 percent commitment fee with each commitment and is paid a semi-annual administrative fee of $15,000, due on February 15th and September 15th. At December 31, 2005, $178,440 had been paid to the Administrative Agent. The fee is amortized over the term of the Credit Agreement.

As a material inducement for the lenders to extend credit to the Company, Equity Participation Agreements were executed with each of the lenders. The applicable equity percentage was 7.5% for each lender in line with the Credit Agreement. Pursuant to the Hoskins purchase and lender funding, the equity percentage was increased to ten percent (10%) for each lender. Common units (240,130) were assigned to the lenders and a debt discount, reflective of their 20% ownership in the Company was calculated. The debt discount was derived by risk weighting the discounted present value of the Company’s reserves at December 31, 2005, as reported by Netherland, Sewell & Associates, Inc. on February 13, 2006. The discount is being amortized over the term of the Credit Agreement.

Beginning March 31, 2006, the Company is subject to certain restrictive financial covenants that include debt coverage, fixed charge and current ratios and reserve ratios to total debt. The Company does not expect to be in compliance with certain ratios at March 31, 2006 and is in the process of obtaining waivers of the expected covenant violations. The outstanding debt under the Credit Agreement is reflected as a current liability in the consolidated financial statements.

Other long term debt

Other long term debt consists principally of a lease guarantee obligation. In connection with executing the office lease, a Lease Guarantee Agreement was required. In exchange for providing the Lease Guaranty, the Company agrees to pay the guarantor, who is affiliated with a member unit holder of the Company, a quarterly cash fee calculated on a per annum basis, based upon five percent (5%) of the outstanding balance of the guarantee. At December 31, 2005, the Company’s obligation regarding the lease guarantee was $42,658 of which $13,585 is included in current maturities.

Note 5 - Commitments and Contingencies

Operating leases

The Company has an office lease agreements with unrelated third parties extending through 2010. The Company’s total rental cost was approximately $88,877 for the year ended December 31, 2005.

Future minimum lease payments under the lease agreement are as follows:

Year Ended December 31,	Amount
2006	$111,503
2007	126,170
2008	126,170
2009	126,170
2010	115,656
$605,669

401K Plan

The Company has an employee 401(k) retirement savings plan which covers substantially all employees. Employee contributions are determined as a percentage of the covered employee’s annual salary or an amount specified by the employee up to 15 percent of the employee’s annual salary. For the year ended December 31, 2005, the Company did not match the employees’ contributions.

Note 6 - Members’ Equity

Member units

At December 31, 2005 there were 1,200,644 member units issued and outstanding consisting of 52,000 Preference units, 598,644 Common units, 150,000 Class B units and 400,000 Subordinated units. The Board of Managers has authorized the issuance of up to 120,500 Preference units.

The order of preference for distribution is first to Preference units until the holder has received the face amount of the preference units plus the preferred return, then to the Common units until the holders have received $10.00 per unit, then to the Class B units until the holders have received $10.00 per unit and then the Subordinated units until the holders have received $10.00 per unit. After that time, all distributions are made pro rata.

Preference units can be converted at the option of the preference unit holder at any time at the lesser of $10.00 per unit or the weighted average price of any subsequent unit issuance. The Preference units may be redeemed by the Company at anytime and must be redeemed from the proceeds of additional subscriptions of Common units. The redemption price of the Preference units is the face value of $10.00 per unit plus the prime rate plus 4 percent per annum on the face value until redemption or conversion.

2005 Qualified Option Plan

Activity under the Qualified Option Plan is summarized as follows:

	Subordinated		Common
	Number of Shares	Exercise Price Range	Number of Shares	Exercise Price Range
Balance, December 31, 2004	-	-	-	-
Granted	55,000	$10.00	30,000	$10.00
Canceled	-	-	-	-
Exercised	-	-	-	-
Balance, December 31, 2005	55,000	$10.00	30,000	$10.00
Exercisable at December 31, 2005	18,333	$10.00	-	-

Note 6 - Members’ Equity - (Continued)

As of December 31, 2005, options outstanding under the Plans have a weighted average remaining contractual life of 4.25 years.

Proforma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant during 2005 using the Black Scholes value option pricing model with the following assumptions: no dividend payouts are expected, an expected option life of 5 years was assumed, and the model used risk-free interest rate of 4.36% and volatility of 0%.

Warrants

Warrants, exercisable for 15,000 common units at $.01 per unit, were issued in exchange for services rendered by the Company’s Chairman of the Board. The Company valued the warrants at $10.00 per unit or $150,000 in the accompanying consolidated financial statements. The warrant is exercisable through 2015.

CROSSPOINT ENERGY, LLC

Unaudited Consolidated Balance Sheet
June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$8,669,176
Restricted cash	67,058
Stock subscription receivable	5,681,500
Accounts receivable - joint interest billings	736,850
Accounts receivable - oil and gas sales	360,421
Accounts receivable - other	90,218
Prepaid expenses and other	419,151

Total current assets	16,024,374

Oil and gas properties, net	11,899,553

Other property and equipment, net	109,748

Other assets	44,112

$28,077,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$11,174,194
Accounts payable	1,599,276
Royalty payable	295,971
Accrued interest	75,348

Total current liabilities	13,144,788

Long term debt, less current maturities	8,082,201

Other long term liabilities	219,985

Members equity	6,630,811

$28,077,786

CROSSPOINT ENERGY, LLC

Unaudited Consolidated Statement of Operations
Six Months Ending June 30

	2006	2005
Revenues
Oil and gas sales	$936,449	19,351
Well services	519,180	289,928

	1,455,629	309,279

Operating costs and expenses:
Lease operating	309,883	52,154
Well service	261,932	129,057
General and administrative	1,281,931	898,633
Depreciation, depletion and amortization	273,982	7,015
(Gain)/loss on sale of assets	(2,400)	--
Interest expense, including amortization of deferred borrowing costs and debt discount	389,265	546

	2,514,593	1,087,405

Net loss	$(1,058,964)	(778,126)

CrossPoint Energy, LLC

Unaudited Consolidated Statement of Cash Flows
Six Months Ending June 30

	2006	2005
Operating activities
Net loss	$(1,058,964)	$(778,126)
Adjustments to reconcile net loss to net cash used
Equity in lieu of services	60,000	-
Depletion, depreciation & amortization	273,982	(59,390)
Amortization related to debt	157,006	-
Straight-line rent amortization	4,908	-
Changes in operating assets & liabilities
Restricted cash	(47,133)	-
Accounts receivable	(446,172)	(300,491)
Prepaid expenses & other assets	92,614	(53,652)
Accounts payable and accrued expenses	953,458	114,587
Accrued interest	61,136	-
Joint Interest prepayments	(23,894)	-
Other liabilities	19,651	-
Net cash provided (used) by operating activities	46,592	(1,077,072)

Investing activities
Additions to oil & gas properties	(3,820,522)	(620,875)
Additions to other property & equipment	(12,402)	(37,626)
Net cash provided (used) by investing activities	(3,832,924)	(658,500)

Financing activities:
Proceeds from issuance of equity	4,045,208	2,447,136
Proceeds from the issuance of convertible debt	4,823,292	-
Repayment of long term debt	(4,950)	(4,603)
Proceeds from debt facility	3,817,950	-
Financing costs	(461,340)	-
Net cash provided (used) by financing activities	12,220,160	2,442,534

Net increase in cash and cash equivalents	8,433,828	706,961

Supplemental information:
Cash paid for:
Interest	$657,119

Supplemental non-cash activities:
Issuance of equity & convertible debt in exchange for receivable	$5,681,500
Transfer of accrued expenses to debt	$125,000
Debt discount for warrants issued	$671,522

Note 1 - Interim Financial Statements

The accompanying financial statements have not been audited by independent certified accountants, but in the opinion of management all of the adjustments necessary to present fairly the financial position of CrossPoint Energy, LLC (the “Company”) and the results of operations and its cash flows at the date and for the periods indicated have been included.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

Note 2 - Private Placement

The Company entered into $15,000,000 equity, institutional Private Placement (the” Private Placement”) pursuant to a Securities Purchase Agreement dated June 30, 2006 (“SPA”), with the intent for the Company to merge with Electrum Mining Limited. The SPA provided the following general terms:

Equity
10,103,334 shares were issued
   (50% Common Equity at $1.25/share)
   (50% Convertible Note at $1.75/share)
Convertible Debt
Interest Rate on the convertible debt: 8.0% with a purchase-in-kind (“PIK”) at the Company’s option
Conversion Price:            $1.75
Mandatory Conversion: $2.25
Prepay Option:                  110%
Debt Covenants:                Subordinate to Senior
Warrants
2,525,833 issued (one for every four shares)
Warrant Coverage:            25% of Common and Convertible
Warrant Strike:                   $1.95

On July 7, 2006 Electrum Mining Limited entered into an Agreement and Plan of Merger (“Merger Agreement”) with CrossPoint Energy, LLC (“CrossPoint”) CrossPoint Acquisition, LLC and Grove CrossPoint Investments LLC, pursuant to which CrossPoint will merge into Electrum Mining’s wholly owned subsidiary, CrossPoint Acquisition, LLC, the “Merger.”

The SPA provides for the sale to the investors named therein. By becoming a signatory, Electrum Mining Limited agreed, among other things, to the representations, warranties, and covenants in the SPA, including provisions pertaining to the legend removal of shares issued to the investors, timely filing of reports as required by the Securities Exchange Act of 1934, to indemnify the investors under certain circumstances, maintain the public listing of Electrum Mining’s stock, to allow the investors to participate in future financings, restrictions on future equity sales, restrictions on capital changes and limitations on stock option plans. The securities issued by CrossPoint in the Private Placement are included in the 94% of the common stock to be outstanding upon effectiveness of the merger. The Merger Agreement also includes customary representations, warranties, covenants and indemnifications by Electrum Mining covered by a pledge of a portion of the shares held by Grove CrossPoint Investments, LLC. The Merger may be terminated by either party if not completed within 120 days of July 7, 2006. Concurrent with the signing of the Merger Agreement, Electrum Mining also agreed to the provisions of a Registration Rights Agreement dated July 7, 2006, with the investors in the Private Placement to register the shares issuable to such investors in the Merger. The Company consolidates all subsidiaries for which it has majority ownership. All material intercompany accounts and transactions are eliminated.

Note 3 - Oil and Gas Properties

Capitalized costs for oil and gas properties at June 30, 2006 consisted of the following:

Oil and gas properties:
Leasehold costs	$6,974,832
Intangible drilling costs	4,148,872
Lease and well equipment	926,765
Asset retirement cost	127,281

Total oil and gas properties	12,177,750
Less accumulated DD&A	(278,197)

Net oil and gas properties	$11,899,553

During the six months ended June 30, 2006, the Company capitalized interest on development activities totaling $492,259.

Note 4 - Debt

Debt consists of the following at June 30, 2006:

Convertible Debt	$8,750,000
Bridge Loan	8,500,000
Credit Agreement	3,130,610
Other	15,186
Unamortized Debt Discount	(1,139,401)
19,256,395
Less current maturities	(11,174,194)
$8,082,201

Convertible debt
On June 30, 2006, the Company received private equity of $15 million, of which a portion of the proceeds were contributed as convertible debt. The interest rate is 8% with a payment-in-kind at the Company’s option.

In connection with the Private Placement, warrants for a total 2,525,833 shares of common units were issued with an exercise price of $1.95. A portion of the fair value of the warrants was recorded as a debt discount of $671,552 at June 30, 2006.

Credit agreement
On September 2, 2005, the Company entered into a $40,000,000 credit agreement (the “Credit Agreement”) with two participating lenders for the purpose of funding the Company’s development projects. The Credit Agreement is facilitated by an Administrative Agent who approves the amounts and purposes for the advances under the Credit Agreement, referred to as the commitment. The Company’s oil and gas properties collateralize the Credit Agreement. According to the Credit Agreement, all of the Company’s production receipts have been assigned to a lock box administered by the Administrative Agent. Through a waterfall calculation, 95% of the Company’s net income from its oil and gas properties is used to repay advances. Interest on the advances is computed at the prime rate as announced by the Wall Street Journal plus 5.50 percent. The interest is due and payable monthly. In addition, as additional consideration for the making of the loans, the lenders received a three percent (3%) of 8/8th overriding royalty interest in any oil and gas property owned by the Company. At June 30, 2006, the Company had received a commitment of $12,074,460 of which $11,630,610 had been advanced.

In addition to the debt facility described above, the Administrative Agent collects a 1.5 percent commitment fee with each commitment and is paid a semi-annual administrative fee of $15,000, due on February 15th and August 15th. At June 30, 2006, $193,440 had been paid to the Administrative Agent. The fee is amortized over the term of the Credit Agreement.

As a material inducement for the lenders to extend credit to the Company, Equity Participation Agreements were executed with each of the lenders. The applicable equity percentage was 7.5% for each lender in line with the Credit Agreement. Pursuant to the Hoskins purchase and lender funding, the equity percentage was increased to ten percent (10%) for each lender.

Common units (2,113,594) were assigned to the lenders and a debt discount, reflective of their 20% ownership in the Company was calculated. The debt discount was derived by risk weighting the discounted present value of the Company’s reserves at December 31, 2005, as reported by Netherland, Sewell & Associates, Inc. on February 13, 2006. The discount is being amortized over the term of the Credit Agreement.

Beginning March 31, 2006, the Company is subject to certain restrictive financial covenants that include debt coverage, fixed charge and current ratios and reserve ratios to total debt. Due to slower-than-expected completion of two wells, the Company was not in compliance with certain ratios at March 31, 2006 and was provided waivers of the covenant violations for a fee of $125,000 and the agreement to increase the bridge loan from $4.25 million to $8.5 million, payable no later than July 7, 2006. The $8.5 million bridge facility was paid on July 7, 2006. The calculation of the financial covenants for the second quarter was waived, and no fee was charged. The outstanding debt under the Credit Agreement is reflected as a current liability in the consolidated financial statements.

Note 5 - Members’ Equity

On June 29, 2006, 27,000 warrants were exercised at $0.01 per share. On June 30, 2006, warrants totaling 2,525,833 were issued with a strike price of $1.95 in conjunction with the Private Placement. See Notes 2 and 4 for discussion on Private Placement of equity and convertible debt.

The Company has a stock option plan whereby management is vested with options annually, based on anniversary dates of employment. No options were issued or exercised during the six months ending June 30, 2006.

CROSSPOINT ENERGY COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2006

	Electrum Mining	Crosspoint Energy, LLC	Pro Forma Adjustments	Pro Forma Balance Sheet

ASSETS
Current assets:
Cash and cash equivalents	$11,078	$8,736,234	$-	$8,747,312
Accounts receivable		6,868,988		6,868,988
Prepaid expenses and other		419,151		419,151

Total current assets	11,078	16,024,373		16,035,451

Oil and gas properties, net		11,899,553		11,899,553

Other property and equipment, net		109,748		109,748

Other assets		44,112		44,112

	$11,078	$28,077,786		$28,088,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt		11,174,194		$11,174,194
Accounts payable	2,500	1,599,276		1,601,776
Royalty payable		295,971		295,971
Accrued interest		75,348		75,348

Total current liabilities	$2,500	$13,144,789		13,147,289

Long term debt, less current maturities		8,082,201		8,082,201

Other long term liabilities		219,985		219,985

Members equity		9,466,744	(a) (9,466,744)
Common stock	33		(b) 145	178
Additional paid in capital	64,967		(a)(b)(c) 11,583,832	11,648,799
Accumulated deficit	(56,422)	(2,835,933)	(c) (2,117,233)	(5,009,588)

	$11,078	$28,077,786	$-	$28,088,864

CROSSPOINT ENERGY COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT OF OPERATIONS

For the nine months ending June 30, 2006

	Electrum Mining	Crosspoint Energy, LLC	Pro Forma Adjustments	Pro Forma Statement of Operations

Revenues
Oil and gas sales	$-	$1,124,174	$-	$1,124,174
Well services		636,125		636,125

Total revenues	-	1,760,300	-	1,760,300

Operating costs and expenses:
Lease operating		409,811		409,811
Mineral property costs (recovery)	(25,353)			(25,353)
Well service		323,374		323,374
Costs of reverse acquisition			(c) 2,117,233	2,117,233
General and administrative	10,582	1,928,071		1,938,653
Depreciation, depletion and amortization		305,145		305,145
(Gain)/loss on sale of assets		(2,400)		(2,400)
Interest expense, including amortization of deferred		16,460		16,460
borrowing costs and debt discount		389,265		389,265

Total expenses	(14,771)	3,369,726	2,117,233	5,472,188

Net loss	$14,771	$(1,609,426)	$(2,117,233)	$(3,711,888)

Net loss per common share	$(0.00)			$(0.21)

Weighted average number of shares outstanding and common share equivalents	3,250,000			17,544,344

Note 1 - Pro Forma Financial Statements

The following unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and related notes thereto of Electrum Mining Limited and CrossPoint Energy, LLC and are not necessarily indicative of the financial position or operating results that would have occurred had the transactions described below been in effect on the date indicated.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2006 gives effect to the Merger as if affected at June 30, 2006. The historical financial statements of CrossPoint Energy, LLC were on a calendar year basis and have been recast to Electrum Mining’s fiscal year basis of September 30.

Note 2 - Pro Form Adjustments

Adjustments were made to the equity section as follows:

(a)	CrossPoint’s Member’s Equity was reclassed to Paid-in-Capital.

(b)	The outstanding common stock after the Merger is $178, consisting of 17,824,220 shares issued at Electrum’s par value of $0.00001 per share.

(c)
An adjustment was made to account for the Merger as a recapitalization whereby the fair market value of the shares retained by Electrum Mining Limited is expensed as costs of the reverse acquisition. The fair market value of the shares is calculated as follows:

Fair market value of Electrum Mining Limited shares at June 30, 2006	$1.55

Outstanding shares of Electrum Mining Limited at June 30, 2006	1,365,957

Cost of reverse acquisition	$2,117,233